Exhibit 99.2

Pixelworks, Inc. 4Q 2024 Conference Call
Wednesday, February 12, 2025

Operator
Good day ladies and gentlemen, and welcome to Pixelworks Inc.’s fourth quarter 2024 earnings conference call. I will be your operator for today’s call. At this time, all participants are in a listen-only mode. Following management’s prepared remarks, instructions will be given for the question-and-answer session. This conference call is being recorded for replay purposes. I would now like to turn the call over to Brett Perry with Shelton Group Investor Relations.
Brett Perry
Good afternoon and thank you for joining today’s call. With me on the call are Pixelworks’ President and CEO, Todd DeBonis, and Chief Financial Officer, Haley Aman. The purpose of today's conference call is to supplement the information provided in Pixelworks' press release issued earlier today announcing the Company's financial results for the fourth quarter and fiscal year of 2024.
Before we begin, I would like to remind you that various remarks we make on this call, including those about our projected future financial results, economic and market trends and our competitive position constitute forward-looking statements. These forward-looking statements and all other statements made on this call that are not historical facts are subject to a number of risks and uncertainties that may cause actual results to differ materially.
All forward-looking statements are based on the Company's beliefs as of today, Wednesday, February 12, 2025. The Company undertakes no obligation to update any such statements to reflect events or circumstances occurring after today. Please refer to today's press release, the Company’s annual report on Form 10-K for the year ended December 31, 2023, and subsequent SEC filings for a description of factors that could cause forward-looking statements to differ materially from actual results.
Additionally, the Company's press release and management statements during this conference call will include discussions of certain measures and financial information in GAAP and non-GAAP terms, including gross margin, operating expenses, net loss, and net loss per share. Non-GAAP measures exclude restructuring costs and stock-based compensation expense.
The Company uses these non-GAAP measures internally to assess its operating performance. We believe these non-GAAP measures provide a meaningful perspective on our core operating results and underlying cash flow dynamics. We caution investors to consider these measures in addition to, and not as a substitute for nor superior to, the Company's consolidated financial results as presented in accordance with GAAP.
Also note, throughout the Company's press release and management statements during this conference, we refer to net loss attributable to Pixelworks, Inc. as simply net loss. For additional details and reconciliations of GAAP to non-GAAP net loss and GAAP net loss to adjusted EBITDA, please refer to the Company’s press release issued earlier today.
With that, I will now turn the call over to Pixelworks’ CEO, Todd DeBonis, for his opening remarks.
Todd DeBonis
Thank you, Brett. Good afternoon and welcome to everyone on the phone and webcast. We appreciate you joining today’s conference call.
Starting with a brief recap of fourth quarter financial results. Revenue was within the range of guidance, with sequential growth in Home & Enterprise helping to offset the anticipated product transition in our Mobile business. Gross margin exceeded expectation, expanding over 340 basis points sequentially and nearly 1,000 basis point year-over-year. Combined with the realized benefits from our previously implemented and ongoing initiatives to reduce costs and increase operational efficiencies, we exited the year with significant improvement in our bottom-line quarterly results.
Now, for those accustomed to the typical format of commentary on our previous conference calls, the flow of information and updates on today’s call will be a little different. More specifically, given the strategic review process currently underway with our Pixelworks Shanghai subsidiary, I’ll begin with comments on our TrueCut Motion business in the U.S., then provide a detailed update on developments specific to our majority owned subsidiary in China.
Today, Pixelworks’ TrueCut Motion platform remains the industry’s leading - and in fact only - platform for the creation and delivery of motion graded content.

To recap, over the past twelve months we achieved a number of key ecosystem milestones including a multi-year home entertainment agreement with Walt Disney Studios; a multi-year, multi-title theatrical agreement with Universal Pictures; five major titles from three different distribution studios; and a compelling global compatibility footprint of over 1,100 of the world’s highest grossing, premium large format theaters.
We are entering 2025 with momentum across both filmmakers and studios with commitments on an additional 5 major theatrical releases, and we are targeting to double that number by year-end. We are also working to expand our title growth and motion grading scalability through industry partnerships with post-production and visual effects companies.
Our long-term plan has always been to bring TrueCut Motion to the mass market through home entertainment devices and today, as a result of our momentum and foundational investments in the ecosystem, we are in active discussions or formal evaluations with 3 major device brands for potential incorporation of TrueCut Motion capability into their future devices.
While we still must execute and convert these engagements into contractual agreements, 2025 has the opportunity to be a transformational year for our TrueCut Motion business. As a reminder, our TrueCut platform solution as well as all associated intellectual property and tools are 100% owned and managed by the U.S. parent company, Pixelworks, Inc.
Turning to our Pixelworks Shanghai subsidiary, which we previously restructured to serve as the center of operations for all our semiconductor business, including our open market and co-developed visual display processing chips for the digital projector, mobile and video delivery markets. I want to start by highlighting a few new opportunities that our team is currently pursuing, then I’ll comment on our existing Mobile and Home and Enterprise business and provide an update on the strategic review process.
As part of our ongoing focus to drive renewed growth and position the company to achieve profitability, we recently established a new framework for selectively providing ASIC design services to customers. In addition to the incremental revenue opportunity, these services also provide the benefit of fully utilizing our highly skilled ASIC engineering team and Software resources. We are looking to secure our first customer engagement to provide a series of turnkey design services for a large international OEM. Also notable, the new program that we will be supporting includes the potential license of one or more blocks of display intellectual property. Based on its currently proposed scope, we believe this initial design services engagement could meaningfully contribute to our anticipated total revenue growth as soon as mid this year.
Separately, but with the same goal of further leveraging our existing available resources, we are also engaged in active discussions with several other unrelated parties around agreements to license specific intellectual property for use in their respective products. To the extent that these discussions result in an agreement, the potential proceeds would represent high margin, upside to the current forecast for our existing product businesses. Additionally, we believe that these engagements could significantly accelerate momentum with our mobile gaming ecosystem efforts.
And then lastly, we are also currently evaluating an opportunity with a prior transcoding customer, who recently approached us about placing a multi-million-dollar order for one of our legacy transcoding chips that was recently EOL’d and is no longer in production. Our team is working with our supply chain partners to confirm whether a large limited production run of this legacy device is technically feasible, however the initial assessment looks favorable. If we are ultimately able to accept and fulfill this customer’s order, it will contribute to significant revenue upside in the second half of this year.
Shifting gears to a review of the subsidiary’s end markets, starting with our Mobile business. As expected, mobile revenue in the quarter continued to reflect the previously articulated headwinds that impacted a majority of 2024. During the quarter, we announced our most recent win with vivo’s newly launched iQOO Z9 Turbo L smartphone. This phone is a refresh model following the success of the original iQOO Z9 Turbo launched earlier in the year, both of which incorporating our X5 Turbo visual processor and targeted at the mid-tier market segment.
Entering the new year, we remain focused on several leading customer engagements on smartphone programs targeted for launch over the coming quarters. Collectively, these new programs represent a combination of significant unit volume opportunities for both our newest-generation, flagship mobile visual processor as well as the cost-down derivative of our X5 series processor.
Specific to our cost-down X5 visual processor, we have been working closely with a lead customer since the middle of last year to enable an innovative graphics and animation accelerator solution, specifically targeted for mid- and entry-level smartphones. Additional OEMs have also expressed interest and are evaluating our derivative X5 processor to solve the frequent technology mismatch between lower-end Application Processors and the High Frame Rate capabilities of current-generation display panels. Consistent with my comments on our previous call, we expect to begin ramping production shipments of this solution to our lead smartphone customer in the second quarter.
Finally, with respect to our Home and Enterprise business predominantly comprised of our visual processor System-on-Chips for the 3LCD digital projector market. Revenue was up sequentially, driven by a combination of increased Projector SoC business as well as the anticipated contribution from our EOL of transcoding products. For the full year, Home and Enterprise was effectively flat, reflecting relatively stable market dynamics and end demand for digital projectors. As anticipated, during the quarter we completed the first production shipments of our newest projector SoC to our large co-development customer, and we expect to gradually ramp additional shipments to this customer over the course of 2025. For our overall projector business, we expect historical double-digit seasonality in first quarter, followed by sequential growth beginning in the second quarter – consistent with the typical trends in seasonal demand. For the full year, we currently anticipate total projector business in 2025 to look similar to 2024.
Taken together, we do expect a slower start to the year in terms of total revenue, however we believe there are multiple drivers that will contribute to a sizeable rebound starting in the second quarter, including the beginning of a return to mobile revenue growth. Additionally, we have continued to identify areas to further reduce fixed costs and increase operational efficiencies. Once fully implemented, we expect an additional 10% reduction in our run-rate operating expenses. These savings will start toward the end of the first quarter and be fully captured by the end of Q2. Also we expect to benefit from additional subsidies during the year as is customary with the “little Giant” status our subsidiary has achieved. Combined with our current forecast for a return to top-line growth, we believe that our Pixelworks Shanghai subsidiary will achieve profitability for the full year 2025.
With that as a backdrop, I’ll provide a brief update on our ongoing strategic review process with our advisor, Morgan Stanley. As discussed on the previous conference call, we initiated a formal and comprehensive review process in the later part of last year after receiving inbound strategic interest in our Pixelworks Shanghai subsidiary. We have since fielded vetted indications of interest from additional parties, all of which are currently progressing through various stages of due diligence. Together with our financial advisor, we are simultaneously evaluating potential ownership and collaboration structures to determine the optimal path for both enhancing Pixelworks Shanghai’s long-term growth potential as well as maximizing value for shareholders. While today there is no definitive timeframe in which this process will be completed, we are encouraged by the progress and respective dialog to-date.
In summary. We believe we have made significant progress with regards to our cost structure over the last 6 months and will continue with that effort over the first half of this year. We expect initial evidence of our renewed traction in mobile during the first quarter, followed by the potential for an aggressive ramp of production shipments and revenue as we approach middle of the year. Additionally, with the recent push towards near-term adjacent revenue opportunities we’ve positioned our Shanghai subsidiary on a clear path to achieving profitability. And finally, our multi-year evangelism for Pixelworks’ TrueCut Motion grading platform continues to capture growing mindshare, and we expect this to contribute toward further substantive traction in 2025.
With that, I’ll turn the call over to Haley to review the financials and provide guidance for the first quarter.
Haley Aman
Thank you, Todd.
Revenue for the fourth quarter of 2024 was $9.1 million compared to $9.5 million in the third quarter and $20.1 million in the fourth quarter of 2023. The decrease in revenue primarily reflected the previously expected near-term headwinds in mobile.
The breakdown of revenue in the fourth quarter was as follows:
•Home and Enterprise revenue was approximately $8.5 million.
•Revenue from Mobile was approximately $550 thousand.
Fourth quarter non-GAAP gross profit margin expanded 350 basis points sequentially to 54.8%, from 51.3% in the third quarter of 2024, and increased 1,000 basis points from 44.8% in the fourth quarter of 2023. The improvement in gross margin for the fourth quarter and throughout 2024 reflects a more favorable product mix and our ongoing focus to drive healthy margins.
Non-GAAP operating expenses decreased to $10.4 million in the fourth quarter, from $12.4 million in the prior quarter and $12.0 million in the fourth quarter of 2023. The sequential and year-over-year decrease in fourth quarter operating expenses reflected our previously implemented cost reduction measures. As Todd mentioned, we have identified and plan to take additional cost reduction measures during the first quarter. This combined with the previous measures taken in mid-2024 is expected to contribute to a total year-over-year decrease in operating expenses of approximately $10.0 million for the full year of 2025.
Additionally, during the fourth quarter our Pixelworks Shanghai subsidiary received $1.8 million in cash subsidies as part of its certified status in China’s ‘Little Giant’ Program. These subsidies effectively serve as reimbursement for certain purchases of IP, design tools as well as various R&D and sales expenses. We recognized $1.1 million as Other Income in the fourth quarter, with the balance of the total subsidies allocated as offsetting credits to applicable expense and balance sheet items.

On a non-GAAP basis, fourth quarter 2024 net loss was $4.3 million, or a loss of ($0.07) cents per share, compared to a net loss of $7.1 million, or a loss of ($0.12) cents per share, in the prior quarter, and a net loss of $2.6 million, or a loss of ($0.05) cents per share, in the fourth quarter of 2023.
Adjusted EBITDA for the fourth quarter of 2024 was a negative $3.6 million, compared to a negative $6.3 million in the prior quarter and a negative $1.9 million in the fourth quarter of 2023.
Turning to the balance sheet, we ended the fourth quarter with cash and cash equivalents of $23.6 million, compared to $28.8 million at the end of the third quarter. As previously mentioned, we are continuing to take actions to further reduce costs and preserve our existing cash balance. Together with a return to top-line growth, we expect to achieve significantly lower cash burn in 2025.
Shifting to our current expectations and guidance for the first quarter of 2025.
As Todd discussed, we anticipate our home and enterprise business to reflect typical first quarter seasonality as well as a decrease in revenue from the end of life of our transcoding products. We anticipate this seasonality to be partially offset by an initial recovery and sequential increase in mobile revenue in the first quarter. Based on our existing backlog, we currently expect total revenue for the first quarter to be in a range of between $7.0 million and $8.0 million.
For the first quarter, we expect non-GAAP gross profit margin to be between 49% and 51%. This range primarily reflects anticipated product mix and lower overhead absorption.
With respect to operating expenses, we expect first quarter operating expenses to be in a range of between $10.0 million and $11.0 million on a non-GAAP basis.
Lastly, we expect first quarter non-GAAP EPS to range between a loss of ($0.13) cents per share and a loss of ($0.10) cents per share.

That completes our prepared remarks, and we look forward to taking your questions. Operator, please proceed with the Q&A session. Thank you.